Exhibit 3.7

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4299

(775) 684-5708

Website:  secretaryofstate.biz

	Filed in the office of	Document Number
2011027045-34
	/s/ Ross Miller	Filing Date and Time
	Ross Miller	04/11/2011 8:00 AM
Certificate of Amendment	Secretary of State	Entity Number
(Pursuant to NRS 78.385 and 78.390)	State of Nevada	C30902-2004

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporation

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.

Name of corporation:

High Plains Gas, Inc.

2.

The articles have been amended as follows (provide article numbers, if available):

Article FOURTH of the Company’s Articles of Incorporation are amended to read as follows:

“FOURTH.  The total number of common stock authorized that may be issued by the Corporation is three hundred fifty hundred million (350,000,000) shares of common stock with a par value of one tenth of one cent ($.001) per share and 20,000,000 shares of preferred stock with a par value of one tenth of one cent ($0.001) per share.  To the fullest extent permitted by the laws of the state of Nevada (currently set forth in NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the board of directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the corporation.

3.     The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  a majority of those authorized

4.     Effective date of filing (optional):

5.     Officer signature (required):  /s/ Mark Hettinger

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of the shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.